EXHIBIT 99.1

FOR RELEASE: Tuesday, April 28, 2015 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended March 31, 2015 was $209,000, or $0.25 per basic and $0.23 per diluted share, compared to $200,000, or $0.23 per basic and $0.22 per diluted share for the same period in 2014.

Robert T. Strong, President and Chief Executive Officer stated, "We are pleased to report net income of $209,000 for the first quarter of 2015, consistent with the same period in 2014.  Historically, the first quarter of the year is challenging.  This year the expansion of our lending team and the launch of our new deposit product initiatives increased our non-interest expense for the first quarter.  We expect, however, that the increase in number of lenders and credit analyst support will provide the momentum for continued growth through the remainder of the year.  I am pleased to note that while our non-interest expense increased for the first quarter of 2015 compared to the same period in 2014, improvements in our net interest income and non-interest income for the first quarter offset the increase in expense over the same period."

Mr. Strong continued, "Our emphasis on the Lehigh Valley market area has shown promise with deposit growth of approximately $11.0 million at March 31, 2015 compared to March 31, 2014.  The exterior renovations of our Lehigh Valley office are substantially complete and the lending team at that location has been strengthened.  We are pleased with the results of our subsidiary companies based at that location and their positive impact on non-interest income."

Mr. Strong added, "On April 9, 2015 we announced a 17% increase in the quarterly dividend payable on May 4, 2015.  This action represents our sixth annual increase in the quarterly dividend since 2009."

In closing, Mr. Strong commented, "As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $209,000 for the three months ended March 31, 2015, an increase of $9,000, or 4.5%, compared to net income of $200,000 for three months ended March 31, 2014.  The increase in net income on a comparative quarterly basis was primarily the result of increases in net interest income of $145,000 and non-interest income of $108,000, and a decrease in the provision for loan losses of $12,000, partially offset by an increase in non-interest expense of $255,000 and an increase in the provision for income taxes of $1,000.

The $145,000, or 10.6% increase in net interest income for the three months ended March 31, 2015 over the comparable period in 2014 was driven by a $231,000, or 13.1% increase in interest income, partially offset by an $86,000, or 22.1% increase in interest expense.  The increase in interest income was primarily due to a $19.2 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $110.8 million for the three months ended March 31, 2014 to an average balance of $130.0 million for the three months ended March 31, 2015, and had the effect of increasing interest income $298,000.  Partially offsetting this increase was a 27 basis point decline in the yield on loans receivable, net, including loans held for sale, from 6.20% for the three months ended March 31, 2014 to 5.93% for the three months ended March 31, 2015, which had the effect of decreasing interest income by $88,000.  The increase in interest expense was primarily attributable to a $24.7 million increase in average interest-bearing liabilities, which increased from an average balance of $111.3 million for the three months ended March 31, 2014 to an average balance of $136.0 million for the three months ended March 31, 2015, and had the effect of increasing interest expense $79,000.  The average interest rate spread decreased from 4.31% for the three months ended March 31, 2014, to 3.97% for the same period in 2015 while the net interest margin decreased from 4.45% for the three months ended March 31, 2014 to 4.09% for the three months ended March 31, 2015.

The $12,000 decrease in the provision for loan losses for the three months ended March 31, 2015 over the three months ended March 31, 2014 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $108,000, or 34.7% increase in non-interest income for the three months ended March 31, 2015 over the comparable period in 2014 was primarily attributable to a $32,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, a $26,000 increase in net gain on the sales of residential mortgage loans, a $23,000 decrease in the loss on sale of other real estate owned, a $21,000 increase in income from bank-owned life insurance, a $7,000 increase in the gain on the sale of SBA loans, and a $1,000 increase in other income.  These increases were partially offset by a $2,000 decrease in other fees and service charges.

The $255,000, or 20.5% increase in non-interest expense for the three months ended March 31, 2015 compared to the same period in 2014 was primarily attributable to a $220,000 increase in salaries and employee benefits expense, a $25,000 increase in other expense, a $15,000 increase in occupancy and equipment expense, a $5,000 increase in advertising expense, and a $3,000 increase in FDIC insurance assessment.  These increases were partially offset by a $12,000 decrease in professional fees and a $1,000 decrease in directors' fees and expenses.  The increase in salaries and employee benefits expense for the 2015 period compared to 2014 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.

The Company's total assets at March 31, 2015 were $157.06 million, an increase of $1.42 million, or 0.9%, from $155.64 million at December 31, 2014.  This growth in total assets was primarily due to a $9.9 million, or 8.0%, increase in loans receivable, net, partially offset by a $9.0 million, or 64.3% decrease in cash and cash equivalents as the Company used excess liquidity to fund loan growth.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $3.5 million, or 9.8%, construction loans which increased $3.4 million, or 23.9%, one-to-four family residential non-owner occupied loans which increased $958,000, or 2.0%, and commercial business loans which increased $929,000, or 124.0%.

Total interest-bearing deposits increased $2.1 million, or 1.7%, to $125.9 million at March 31, 2015 from $123.8 million at December 31, 2014.  This increase in interest-bearing deposits was primarily attributable to increases of $2.4 million in certificates of deposit and $1.4 million in money market accounts, partially offset by a $1.1 million decrease in savings accounts and a $528,000 decrease in passbook accounts.  Total non-interest bearing checking accounts decreased $333,000, or 52.0%, to $307,000 at March 31, 2015 from $640,000 at December 31, 2014.  This decrease was due primarily to a change in transitory deposits at period end.  The Company introduced business and retail checking products in December 2014.

Total stockholders' equity increased $238,000, or 1.4% to $17.8 million at March 31, 2015 from $17.6 million at December 31, 2014.  Contributing to the increase was net income for the three months ended March 31, 2015 of $209,000, common stock earned by participants in the employee stock ownership plan of $36,000, amortization of stock awards and options under our stock compensation plans of $32,000, reissuance of stock under the Bank's 401(k) Plan of $17,000, and a decrease in other comprehensive loss of $3,000.  These increases were partially offset by dividends paid of $54,000 and the purchase of 250 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $5,000.

Non-performing loans amounted to $2.6 million, or 1.97% of net loans receivable at March 31, 2015, consisting of eighteen loans, eleven of which are on non-accrual status and seven of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.8 million, or 2.30% of net loans receivable at December 31, 2014, consisting of twenty-two loans, sixteen of which were on non-accrual status and six of which were 90 days or more past due and accruing interest. The non-performing loans at March 31, 2015 include nine one-to-four family non-owner occupied residential loans, four commercial real estate loans, three one-to-four family owner-occupied residential loans, and two home equity loans, and all are generally well-collateralized or adequately reserved for.  During the quarter ended March 31, 2015, two loans were placed on non-accrual status, four loans that were on non-accrual were returned to accrual status, two loans that were on non-accrual were transferred to other real estate owned, and one loan that was on non-accrual was paid-off.  At March 31, 2015, the Company had fourteen loans totaling $1.2 million that were identified as troubled debt restructurings. Twelve of these loans totaling $1.1 million were performing in accordance with their modified terms, and two loans totaling $152,000 were on non-accrual.  The allowance for loan losses as a percent of total loans receivable was 0.88% at March 31, 2015 and 0.92% at December 31, 2014.

Other real estate owned (OREO) amounted to $371,000 at March 31, 2015, consisting of four properties.  This compares to one property that totaled $111,000 at December 31, 2014.  During the quarter, three one-to-four family non-owner occupied residences which had served as collateral for non-performing loans with an aggregate outstanding balance of $311,000 at the time of foreclosure were transferred into OREO. In conjunction with these transfers, $51,000 of the outstanding loan balances was charged-off through the allowance for loan losses.  Non-performing assets amounted to $3.0 million, or 1.91% of total assets at March 31, 2015 compared to $2.9 million, or 1.89% of total assets at December 31, 2014.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC Consolidated Balance Sheets (In Thousands)
	At March 31, 2015	At December 31, 2014
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$4,978	$13,937
Investment in interest-earning time deposits	6,665	6,660
Investment securities available for sale at fair value	1,723	1,706
Loans held for sale	2,360	2,556
Loans receivable, net of allowance for loan losses (2015: $1,185; 2014: $1,148)	133,251	123,331
Accrued interest receivable	848	788
Investment in Federal Home Loan Bank stock, at cost	527	527
Bank-owned life insurance	3,570	3,549
Premises and equipment, net	1,675	1,639
Other real estate owned, net	371	111
Prepaid expenses and other assets	1,090	839
Total Assets	$157,058	$155,643

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$307	$640
Interest-bearing	125,867	123,765
Total deposits	126,174	124,405
Federal Home Loan Bank advances	11,500	11,500
Accrued interest payable	103	108
Advances from borrowers for taxes and insurance	1,067	1,592
Accrued expenses and other liabilities	401	463
Total Liabilities	139,245	138,068
Stockholders' Equity	17,813	17,575
Total Liabilities and Stockholders' Equity	$157,058	$155,643

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended March 31,
	2015	2014
	(Unaudited)
Interest Income	$1,990	$1,759
Interest Expense	475	389
Net Interest Income	1,515	1,370
Provision for Loan Losses	88	100
Net Interest Income after Provision for Loan Losses	1,427	1,207
Non-Interest Income	419	311
Non-Interest Expense	1,500	1,245
Income before Income Taxes	346	336
Income Taxes	137	136
Net Income	$209	$200

Per Common Share Data:	Three Months Ended March 31,
	2015	2014
Earnings per share – basic	$0.25	$0.23
Average shares outstanding – basic	851,794	857,963
Earnings per share – diluted	$0.23	$0.22
Average shares outstanding – diluted	926,107	907,798

Tangible book value per share, end of period	$19.58	$18.22
Shares outstanding, end of period	909,899	910,149

	Three Months Ended March 31,
Selected Operating Ratios:	2015	2014
Average yield on interest-earning assets	5.37%	5.71%
Average rate on interest-bearing liabilities	1.40%	1.40%
Average interest rate spread	3.97%	4.31%
Net interest margin	4.09%	4.45%
Average interest-earning assets to average interest-bearing liabilities	109.03%	110.74%
Efficiency ratio	77.54%	74.04%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.97%	1.65%
Non-performing assets as a percent of total assets	1.91%	1.71%
Allowance for loan losses as a percent of non-performing loans	45.17%	55.90%
Allowance for loan losses as a percent of total loans receivable	0.88%	0.91%
Texas Ratio (2)	15.96%	12.88%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059